Exhibit 3.3	State of Delaware
Secretary of State
Division of Corporations
Delivered 02:11 PM 05/10/2013
FILED 02:11 PM 05/10/2013
SRV 130560984 - 4308099 FILE

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AKEBIA THERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Akebia Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Akebia Therapeutics, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on February 27, 2007. On September 4, 2007, January 23, 2008, July 16, 2009, June 4, 2010, April 6, 2011, July 9, 2012 and March 21, 2013, the corporation’s certificate of incorporation was amended and restated in its entirety.

2. That the Board of Directors duly adopted resolutions proposing this eighth amendment and restatement of the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Seventh Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Akebia Therapeutics, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: Upon the filing and effectiveness (the “Effective Time”) of this Eighth Amended and Restated Certificate of Incorporation pursuant to the General Corporation Law, (i) each 100 shares of Common Stock, either issued and outstanding or held by Akebia Therapeutics, Inc. in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock and (ii) each 100 shares of each type of Preferred Stock, either issued and outstanding or held by Akebia Therapeutics, Inc. in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of the applicable type Preferred Stock (collectively, the “Reverse Stock Split”). Fractional shares shall be issued in connection with the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock or Preferred Stock (“Old Certificates”), shall thereafter be deemed to represent that number of shares of Common Stock or Preferred Stock into which the shares of Common Stock or Preferred Stock represented by the Old Certificate shall have been combined.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 8,400,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”), and (ii) 5,500,636 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

PREFERRED STOCK

734,538 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges, restrictions, qualifications and limitations. 1,287,525 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” with the following rights, preferences, powers, privileges, restrictions, qualifications and limitations. 3,428,572 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock’” with the following rights, preferences, powers, privileges, restrictions, qualifications and limitations. The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are collectively referred to as “Convertible Preferred Stock.” 50,001 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series X Preferred Stock” with the following rights, preferences, powers, privileges, restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article Fourth refer to sections and subsections of this Article Fourth.

1. Dividends.

1.1. Preferred Stock Dividends. The Series X Preferred Stock shall not receive any dividends. From and after the date of the issuance of any shares of Convertible Preferred Stock, dividends at the rate per annum of six percent (6%) (with respect to Series A Preferred Stock and Series B Preferred Stock) and eight percent (8%) (with respect to Series C Preferred Stock) on the Applicable Accrued Value (as defined below) shall accrue on such shares of Convertible Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Convertible Preferred Stock) (the “Accruing Dividends”). For the avoidance of doubt and for purposes of this Section 1.1 of this Article Fourth, Accruing Dividends shall accrue on each share of Convertible Preferred Stock from and after the date of such share’s original issuance. Accruing Dividends shall accrue from day to day (and compound quarterly), whether or not declared, and shall be cumulative; provided, however, that except as otherwise set forth in Sections 1, 2, 4 and 6, such Accruing Dividends shall be payable only if permitted by the General Corporation Law and when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Convertible Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Convertible Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Convertible Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Convertible Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Convertible Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Convertible Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to either the

Series A Original Issue Price (as defined below), Series B Original Issue Price (as defined below) or Series C Original Issue Price (as defined below), as applicable; provided, that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B Preferred Stock and Series C Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend or Series C Preferred Stock dividend, as applicable. The “Applicable Accrued Value” shall mean, (a) with respect to each share of Series X Preferred Stock, $100.00 (as adjusted for any stock split, combination or other similar recapitalization with respect to the Series X Preferred Stock after May 10, 2013 (the “Eighth Amendment Date”)), (b) with respect to each share of Series C Preferred Stock, the sum (as adjusted for any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock after the Eighth Amendment Date) of (i) the Applicable Original Purchase Price plus (ii) an amount equal to any dividends on such share of Series C Preferred Stock which have been accrued that have not been paid; provided that, for purposes of Sections 2 and 6, “Applicable Accrued Value” with respect to each share of Series C Preferred Stock shall mean the sum (as adjusted for any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock after the Eighth Amendment Date) of (x) $28.00 plus (y) an amount equal to 200% of any dividends on such share of Series C Preferred Stock which have been accrued that have not been paid and (c) with respect to each share of Series A Preferred Stock and Series B Preferred Stock, the sum (as adjusted for any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock or Series B Preferred Stock after the Eighth Amendment Date) of (i) the Applicable Original Purchase Price plus (ii) an amount equal to any dividends on such share of Series A Preferred Stock or Series B Preferred Stock which have been accrued that have not been paid. The “Applicable Original Purchase Price” shall mean, with respect to each share of Series B Preferred Stock and Series C Preferred Stock, $14.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock or Series C Preferred Stock (as applicable) after the Eighth Amendment Date, and with respect to each share of Series A Preferred Stock, $40.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock after the Eighth Amendment Date.

1.2. Less than Total Preferred Dividend. Except as otherwise provided herein and subject to obtaining any consents required in this Certificate of Incorporation, if at any time the Corporation pays a dividend on the Convertible Preferred Stock that is less than the total amount of dividends then accrued with respect to the Convertible Preferred Stock, such payment of the Accruing Dividends shall be distributed first to the holders of the Series C Preferred Stock. If such dividend is less than the total amount of dividends then accrued with respect to the Series C Preferred Stock, such payment shall be distributed ratably among the holders of Series C Preferred Stock based upon the aggregate accrued but unpaid dividends on the Series C Preferred Stock held by each holder. Any remainder, after distribution to holders of Series C Preferred Stock of an aggregate amount equal to all accrued dividends thereon, shall be distributed next to the holders of the Series B Preferred Stock. If such remainder is less than the total amount of dividends then accrued with respect to the Series B Preferred Stock, such payment shall be distributed ratably among the holders of Series B Preferred Stock based upon the aggregate accrued but unpaid dividends on the Series B Preferred Stock held by each holder.

Any remainder, after distribution to holders of Series B Preferred Stock of an aggregate amount equal to all accrued dividends thereon, shall be distributed ratably among the holders of Series A Preferred Stock based upon the aggregate accrued but unpaid dividends on the Series A Preferred Stock held by each holder.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1. Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, (a) for shares of Series X Preferred Stock, an amount per share equal to the greater of (i) the Applicable Accrued Value, or (ii) the amount a share of Series X Preferred Stock would have received if the Series X Preferred Stock were converted into shares of Series B Preferred Stock and (b) for shares of Convertible Preferred Stock, an amount per share equal to the Applicable Accrued Value. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series X Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the Applicable Accrued Value of the shares of Series X Preferred Stock held by such holders. Any remainder, after distribution and setting aside the Applicable Accrued Value of the Series X Preferred Stock held by each holder, shall be shared ratably among the holders of shares of Series C Preferred Stock in any distribution of the assets available for distribution in proportion to the Applicable Accrued Value of the Series C Preferred Stock held by each holder. Any remainder, after distribution and setting aside the Applicable Accrued Value for payment to the holders of Series X Preferred Stock and Series C Preferred Stock, shall be distributed ratably among the holders of Series B Preferred Stock based upon the Applicable Accrued Value of the Series B Preferred Stock held by each holder. Any remainder, after distribution and setting aside the Applicable Accrued Value for payment to the holders of Series X Preferred Stock, Series C Preferred Stock and Series B Preferred Stock, shall be distributed ratably among the holders of Series A Preferred Stock based upon the Applicable Accrued Value of the Series A Preferred Stock held by each holder.

2.2. Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock under Subsection 2.1 the remaining assets of the Corporation available for distribution and setting aside for payment to its stockholders shall be distributed among the holders of the shares of Convertible Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation. The aggregate amount which a holder of a share of Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Applicable Liquidation Amount.”

2.3. Deemed Liquidation Events.

2.3.1. Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of more than fifty percent (50%) (the “Appropriate Percentage”) of the shares of Common Stock then issuable upon conversion of the then outstanding shares of Convertible Preferred Stock elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided, that for the purpose of this Subsection 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2. Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Convertible Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Convertible Preferred Stock, and (ii) if the holders of the Appropriate Percentage of the shares of Common Stock then issuable upon conversion of the then outstanding shares of Convertible Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Applicable Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series X Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. For any remaining Available Proceeds, after redemption of Series X Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series C Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. For any remaining Available Proceeds, after redemption of Series X Preferred Stock and Series C Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series B Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. For any remaining Available Proceeds, after redemption of Series X Preferred Stock, Series C Preferred Stock and Series B Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Subsections 6.2 through 6.4 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

2.3.3. Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

2.3.4. Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Voting.

3.1. General.

3.1.1. Series X Preferred Stock Voting Rights. Any amendment, modification or waiver of this Certificate of Incorporation in a manner that adversely affects the powers, preferences or rights of the Series X Preferred Stock shall require the approval of stockholders holding at least sixty percent (60%) of the outstanding Series X Preferred Stock. On all other matters, except as required by the General Corporation Law, the Series X Preferred Stock shall not have any voting rights.

3.1.2. Convertible Preferred Stock Voting Rights. Any (i) declaration or payment of any accrued and unpaid dividends on the Series C Preferred Stock (but excluding, for the avoidance of doubt, the conversion of accrued and unpaid dividends on the Series C Preferred Stock into additional shares of Common Stock pursuant to Subsection 4.1), (ii) amendment, modification or waiver of this Certificate of Incorporation in a manner that adversely affects the powers, preferences or rights of the Series C Preferred Stock in a manner different from other series of the Corporation’s Preferred Stock or (iii) increase or decrease in the number of authorized shares of Series C Preferred Stock shall require the approval of stockholders holding at least seventy-five percent (75%) of the then outstanding shares of Series C Preferred Stock. Any (i) amendment, modification or waiver of this Certificate of Incorporation in a manner that adversely affects the powers, preferences or rights of the Series B

Preferred Stock in a manner different from other series of the Corporation’s Preferred Stock or (ii) increase of decrease in the number of authorized shares of Series B Preferred Stock shall require the approval of stockholders holding at least sixty-five percent (65%) of the then outstanding shares of Series B Preferred Stock. Any (i) amendment, modification or waiver of this Certificate of Incorporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock in a manner different from other series of the Corporation’s Preferred Stock or (ii) increase of decrease in the number of authorized shares of Series A Preferred Stock shall require the approval of stockholders holding at least sixty-five percent (65%) of the then outstanding shares of Series A Preferred Stock. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Convertible Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Convertible Preferred Stock held by such holder are then convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Incorporation, holders of Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2. Election of Directors. The holders of record of the shares of Convertible Preferred Stock, exclusively and as a separate class, shall be entitled to elect six (6) directors of the Corporation (which shall be subject to reduction to not less than four (4) directors of the Corporation under certain circumstances as provided in Section 1 of the Voting Agreement) (the “Preferred Directors”) and the holders of shares of Common Stock (including, on an as- converted to Common Stock basis, all shares of Convertible Preferred Stock convertible into Common Stock) shall be entitled to elect three (3) directors of the Corporation (which shall be subject to reduction to two (2) directors of the Corporation under certain circumstances as provided in Section 1 of the Voting Agreement). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Convertible Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Convertible Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Convertible Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2. For purposes hereof, “Voting Agreement” means that certain Third Amended and Restated Voting Agreement, dated on or about the Eighth Amendment Date, by and among the Corporation and certain of the Corporation’s stockholders party thereto (as the same may be further amended, restated, modified, supplemented or waived from time to time).

3.3. Convertible Preferred Stock Protective Provisions. At any time when shares of Convertible Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote or consent required by law or this Certificate of Incorporation) the written consent or affirmative vote of the holders of more than the Appropriate Percentage of the shares of Common Stock then issuable upon conversion of the then outstanding shares of Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent to any of the foregoing;

(b) amend, alter or repeal any provision of this Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock;

(c) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or increase the authorized number of shares of Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock;

(d) (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock in respect of any such right, preference or privilege, (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series C Preferred Stock in respect of any such right, preference or privilege, (iii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B Preferred Stock in respect of any such right, preference or privilege or (iv) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege;

(e) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and, for the avoidance of doubt, the conversion of accrued and unpaid dividends on the Series C Preferred Stock into additional shares of Common Stock pursuant to Subsection 4.1 or (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service that are approved by the Board of Directors;

(f) create, or authorize the creation of, or issue, or authorize the issuance of any debt security or other funded indebtedness, or permit any subsidiary to take any such action with respect to any debt security or other funded indebtedness;

(g) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(h) increase or decrease the authorized number of directors constituting the Board of Directors; or

(i) enter into any material transaction with any Affiliate (as defined below) of the Corporation.

In addition to the above provisions of this Section 3.3, at any time when shares of Convertible Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without (in addition to any other vote or consent required by law or this Certificate of Incorporation) the written consent or affirmative vote of the holders of at least seventy percent (70%) of the shares of Common Stock then issuable upon conversion of the then outstanding shares of Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of securities (including any notes or debt securities convertible into or exchangeable for other securities or the reclassification, alteration or amendment of any existing security of the Corporation) senior in any respect to the Series C Preferred Stock.

For purposes of this Section 3.3, “Affiliate” shall mean any person or entity controlling, controlled by or under common control with the Corporation, including, without limitation, any officer, director or stockholder owning greater than five percent (5%) of the Corporation

(assuming conversion of all Convertible Preferred Stock and Common Stock) or any member of the immediate family of such person or any entity controlling, controlled by or under common control with such person or entity.

4. Optional Conversion. The holders of the Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1. Right to Convert.

4.1.1. Conversion Ratio. Each share of Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (a) in the case of Series A Preferred Stock and Series B Preferred Stock, the Applicable Original Purchase Price by the Applicable Conversion Price (as defined below) in effect at the time of conversion and (b) in the case of Series C Preferred Stock, the Applicable Accrued Value of such Series C Preferred Stock as of the time of conversion by the Applicable Conversion Price (as defined below) in effect at the time of conversion. The “Applicable Conversion Price” shall mean $14.00 for Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, in each case as of the Eighth Amendment Date. Such initial Applicable Conversion Price, and the rate at which shares of Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2. Termination of Conversion Rights. In the event of a notice of redemption of any shares of Convertible Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Convertible Preferred Stock.

4.2. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock unless otherwise approved by the Board of Directors. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3. Mechanics of Conversion.

4.3.1. Notice of Conversion. In order for a holder of Convertible Preferred Stock to voluntarily convert shares of Convertible Preferred Stock into shares of

Common Stock, such holder shall surrender the certificate or certificates for such shares of Convertible Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Convertible Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Convertible Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Convertible Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) subject to those approval requirements set forth in Subsection 3.3(e), pay all Accruing Dividends accrued but unpaid on the shares of Series A Preferred Stock or Series B Preferred Stock converted, whether or not declared, together with any other dividends declared but unpaid thereon.

4.3.2. Reservation of Shares. The Corporation shall at all times when the Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Applicable Conversion Price.

4.3.3. Effect of Conversion. All shares of Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and, in the case of the Series A Preferred Stock and Series B Preferred Stock, to receive payment of any Accruing Dividends not yet paid, whether or not declared, together with any other dividends declared but unpaid thereon, subject to the approval requirements set forth in Subsection 3.3(e). Any shares of Convertible Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Convertible Preferred Stock accordingly.

4.3.4. No Further Adjustment. Upon any such conversion, no adjustment to the Applicable Conversion Price shall be made for any Accruing Dividends or for any declared but unpaid dividends on Convertible Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5. Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Convertible Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4. Adjustments to Applicable Conversion Price for Diluting Issues.

4.4.1. Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) [Intentionally omitted],

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Eighth Amendment Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Convertible Preferred Stock;

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)	up to 969,877 shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(iv)	shares of Series C Preferred Stock issued pursuant to the Series C Preferred Stock Purchase Agreement, dated on or about the Eighth Amendment Date; or

(v)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

4.4.2. No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of more than the Appropriate Percentage of the shares of Common Stock then issuable upon conversion of the then outstanding shares of Convertible Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. In addition, and for the avoidance of doubt, no adjustments in the Applicable Conversion Price shall be made as a result of the fact that additional shares of Common Stock are issuable upon conversion of the Series C Preferred Stock in respect of the accrued and unpaid dividends thereon.

4.4.3. Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Eighth Amendment Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have applied had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Applicable Conversion Price then in effect, or because such Option or Convertible Security was issued on or before the Eighth Amendment Date), are revised after the Eighth Amendment Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4, the Applicable Conversion Price shall be readjusted to such Applicable Conversion Price as would have applied had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Applicable Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4. Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Eighth Amendment Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Applicable Conversion Price in effect immediately prior to such issue, then the Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(i)	“CP2” shall mean the Applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(ii)	“CP1” shall mean the Applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(iii)	“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Convertible Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(iv)	“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(v)	“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5. Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii] above, as determined in good faith by the Board of Directors of the Corporation.

4.4.6. Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.7. Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Eighth Amendment Date effect a subdivision of the outstanding Common Stock, the Applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Eighth Amendment Date combine the outstanding shares of Common Stock, the Applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Eighth Amendment Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Convertible Preferred Stock had been converted into Common Stock on the date of such event.

4.7. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Eighth Amendment Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then in each such event the holders of Convertible Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Convertible Preferred Stock had been converted into Common Stock on the date of such event.

4.8. Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which Common Stock (but not Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of Convertible Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of Convertible Preferred Stock.

4.9. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Convertible Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the holder’s Convertible Preferred Stock.

4.10. Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of Common Stock (or other capital stock or securities at the time issuable upon conversion of Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of Common Stock, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then in each such case, the Corporation will send or cause to be sent to the holders of Convertible Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to Convertible Preferred Stock and Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1. Convertible Preferred Stock.

5.1.1. Trigger Events. Upon the closing of the sale of shares of Common Stock to the public at a price of at least $20.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock after the Eighth Amendment Date), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $40 million of gross proceeds to the Corporation, all outstanding shares of Convertible Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate, and such shares may not be reissued by the Corporation. Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least sixty-five percent (65%) of the then outstanding shares of Series A Preferred Stock, voting as a separate class, all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate, and such shares may not be reissued by the Corporation. Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least sixty-five percent (65%) of the then outstanding shares of Series B Preferred Stock, voting as a separate class, all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate, and such shares may not be reissued by the Corporation. Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least sixty-five percent (65%) of the then outstanding shares of Series C Preferred Stock, voting as a separate class, all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate, and such shares may not be reissued by the Corporation. The time of the closing of such underwritten public offering or the date and time specified or the time of the event specified in such vote or written consent otherwise referred to above is referred to in each case herein as the “Mandatory Conversion Time.”

5.1.2. Procedural Requirements. All holders of record of shares of Convertible Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Convertible Preferred Stock

(or the applicable shares of Convertible Preferred Stock, as the case may be) pursuant to this Section 5, Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Convertible Preferred Stock (or the applicable shares of Convertible Preferred Stock, as the case may be) shall surrender his, her or its certificate or certificates for such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Convertible Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any Accruing Dividends accrued but unpaid on the shares of Series A Preferred Stock or Series B Preferred Stock converted, whether or not declared, together with any other dividends declared but unpaid thereon. Such converted Convertible Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5.2. Series X Preferred Stock.

5.2.1. Conversion into Series B Preferred Stock. Unless earlier converted in accordance with Section 5.2.2 below, upon the earlier of (i) the approval of the holders of at least sixty percent (60%) of the Series X Preferred Stock or (ii) June 30, 2013 (the “Maturity Date”), each outstanding share of Series X Preferred Stock shall be converted into a number of shares of Series B Preferred Stock determined by dividing One Hundred Dollars ($100.00) by the Series X Conversion Price in effect at the time of conversion. The “Series X Conversion Price” shall mean $14.00 as of the Eighth Amendment Date.

5.2.2. Conversion upon Qualified Financing. Prior to the Maturity Date, all outstanding shares of Series X Preferred Stock shall automatically be converted into fully paid and non-assessable shares of capital stock of the Corporation upon the occurrence of a Qualified Financing (as defined below). In the event of a Qualified Financing, the type and class of capital stock of the Corporation to be issued to the holders of Series X Preferred Stock upon conversion pursuant to this Section 5.2.2 (and the rights and privileges of the holders thereof)

shall be identical to the type and class of the capital stock issued by the Corporation in connection with such Qualified Financing; provided, that if no capital stock is issued pursuant to the Qualified Financing, the shares of Series X Preferred Stock shall automatically convert into shares of Series B Preferred Stock in accordance with Section 5.2.1 above (as applicable, the “Investor Stock”). Upon conversion of the shares of Series X Preferred Stock in connection with a Qualified Financing, the holder of each share of Series X Preferred Stock shall be entitled to a number of shares of Investor Stock determined by dividing (i) the number of shares of Series X Preferred Stock held by such holder as of the Investor Conversion Date (as defined below) times One Hundred Dollars ($100.00) by (ii) an amount equal to the lowest price per share of Investor Stock paid by the purchasers of such shares in connection with the Qualified Financing (the “Qualified Financing Conversion Price”). A “Qualified Financing” shall mean and include (x) the sale of shares of capital stock of the Corporation that are senior to or pari passu with the Series B Preferred Stock, in one transaction or a series of related transactions, which sale or sales result in gross proceeds to the Corporation (excluding the conversion of the Series X Preferred Stock) of at least Ten Million Dollars ($10,000,000) (a “Series C Financing”), or (y) in the event of a license deal, a Series C Financing plus up-front payments from a licensing transaction, which results in gross proceeds to the Corporation of at least Thirty Million Dollars ($30,000,000) collectively. For the avoidance of doubt, if a Qualified Financing has multiple tranches, all shares of Series X Preferred Stock shall be converted upon the closing of the first tranche.

5.2.3. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Eighth Amendment Date effect a subdivision of the outstanding Series B Preferred Stock, the Series X Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Series B Preferred Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Series B Preferred Stock outstanding. If the Corporation shall at any time or from time to time after the Eighth Amendment Date combine the outstanding shares of Series B Preferred Stock, the Series X Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Series B Preferred Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Series B Preferred Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.2.4. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Eighth Amendment Date shall make or issue, or fix a record date for the determination of holders of Series B Preferred Stock entitled to receive, a dividend or other distribution payable on the Series B Preferred Stock in additional shares of Series B Preferred Stock, then and in each such event the Series X Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series X Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Series B Preferred Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series X Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series X Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series X Preferred Stock simultaneously receive a dividend or other distribution of shares of Series B Preferred Stock in a number equal to the number of shares of Series B Preferred Stock as they would have received if all outstanding shares of Series X Preferred Stock had been converted into Series B Preferred Stock on the date of such event.

5.2.5. Adjustment for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Eighth Amendment Date shall make or issue, or fix a record date for the determination of holders of Series B Preferred Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Series B Preferred Stock in respect of outstanding shares of Series B Preferred Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then in each such event the holders of Series X Preferred Stock shall receive, simultaneously with the distribution to the holders of Series B Preferred Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series X Preferred Stock had been converted into Series B Preferred Stock on the date of such event.

5.2.6. Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which Series B Preferred Stock (but not Series X Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 5.2.4 or 5.2.5), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series X Preferred Stock shall thereafter be convertible in lieu of the Series B Preferred Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Series B Preferred Stock of the Corporation issuable upon conversion of one share of Series X Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of Series X Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series X Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of Series X Preferred Stock.

5.2.7. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series X Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series X Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series X Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series X Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series X Conversion Price then in effect, and (ii) the number of shares of Series B Preferred Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the holder’s Series X Preferred Stock.

5.2.8. Procedural Requirements.

(a) Upon the earlier of the Maturity Date or the closing of a Qualified Financing (as applicable, the “Investor Conversion Date”) each share of Series X Preferred Stock shall be converted automatically without any further action by the holder.

(b) At least ten (10) days prior to the Maturity Date or a Qualified Financing, as applicable, the Corporation shall cause notice of the Maturity Date or the Qualified Financing, as applicable, to be mailed to the registered holders of Series X Preferred Stock at such holders’ address appearing in the records of the Corporation. The Corporation shall, as soon as practicable after the Maturity Date or the Qualified Financing, as applicable, issue and deliver to the holders of such shares of Series X Preferred Stock, or to his or its nominees or respective Affiliates, a certificate or certificates for the number of shares of capital stock to which such holder shall be entitled.

(c) The Corporation shall upon authorization of the sale of shares of its capital stock, or immediately prior to the Maturity Date, for the purpose of effecting the conversion of the shares of Series X Preferred Stock as provided in Section 5.2, authorize a sufficient number of shares of Series B Preferred Stock or Investor Stock, as applicable, to effect the conversion of the outstanding shares of Series X Preferred Stock.

(d) Immediately upon the Investor Conversion Date, each share of Series X Preferred Stock shall no longer be deemed to be outstanding and all rights with respect to the shares of Series X Preferred Stock shall immediately cease and terminate on the Investor Conversion Date, except only the right of the holder to receive the shares of capital stock to which it is entitled as a result of the conversion on the Investor Conversion Date or assign such right to any of its Affiliates. For purposes of this Section 5.2, “Affiliate” means, with respect to any specified holder, any other person or entity who, directly or indirectly, controls, is controlled by, or is under common control with such holder, including without limitation any general partner, managing member, officer or director of such holder or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such holder (including, without limitation, any trust which shares a trustee or investment advisor (or for which an immediate family member acts as trustee or investment advisor) with another holder and any account held for the benefit of the trustee or beneficiary of any such trust).

(e) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of capital stock, upon conversion of the Series X Preferred Stock pursuant to Section 5.2. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of capital stock in a name other than that of the registered holder of each share of Series X Preferred Stock, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

6. Redemption.

6.1. Redemption of Preferred Stock.

6.1.1. Convertible Preferred Stock. Shares of Convertible Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the greater of (a) the Applicable Accrued Value and (b) the Fan Market Value (as defined below) per share (such greater price is the “Convertible Stock Redemption Price”) in three annual installments commencing not more than sixty (60) days after receipt by the Corporation at any time on or after July 16, 2015, from the holders of more than the Appropriate Percentage of the shares of Common Stock then issuable upon conversion of the then outstanding shares of Convertible Preferred Stock, of written notice requesting redemption of all shares of Convertible Preferred Stock (the “Convertible Stock Redemption Notice”). The date of each such installment shall be referred to as a “Convertible Stock Redemption Date.” On each Convertible Stock Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Convertible Preferred Stock owned by each holder, that number of outstanding shares of Convertible Preferred Stock determined by dividing (i) the total number of shares of Convertible Preferred Stock outstanding immediately prior to such Convertible Stock Redemption Date by (ii) the number of remaining Convertible Stock Redemption Dates (including the Convertible Stock Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Convertible Stock Redemption Date all shares of Convertible Preferred Stock to be redeemed on such Convertible Stock Redemption Date, the Corporation shall first redeem a pro rata portion of the Applicable Accrued Value of each holder’s shares of Series C Preferred Stock to the fullest extent possible, up through the Series C Preferred Stock’s Applicable Accrued Value, and only after complete redemption of the Series C Preferred Stock’s Applicable Accrued Value shall then redeem a pro rata portion of each holder’s shares of Series B Preferred Stock to the fullest extent possible, up through the Series B Preferred Stock’s Applicable Accrued Value, and, only after complete redemption of the Series B Preferred Stock’s Applicable Accrued Value, shall then redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent possible up through the Series A Preferred Stock’s Applicable Accrued Value, out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Notwithstanding the other provisions hereof, in the event that the Convertible Stock Redemption Price is determined to be the Applicable Original Issue Price per share (or a multiple thereof in the case of the Series C Preferred Stock), plus any Accruing Dividends accrued but unpaid thereon (or a multiple thereof in the case of the Series C Preferred Stock), whether or not declared, together with any other dividends declared but unpaid thereon, then, in such case and as to Triathlon only, any such Accruing Dividends accrued but unpaid on the shares of Convertible Preferred Stock held by Triathlon, whether or not declared, together with any other dividends declared but unpaid on the shares of Series A Preferred Stock held by Triathlon, shall be paid to Triathlon under this Section 6 only to the extent payable out of retained earnings of the Corporation.

6.1.2. Fair Market Value. For purposes of this Subsection 6.1, “Fair Market Value” shall mean the per share value of the Convertible Preferred Stock determined as of each Convertible Stock Redemption Date without regard to any discount for illiquidity, minority interest or the like. Fair Market Value shall be determined by mutual agreement of the Corporation and the holders of more than the Appropriate Percentage of the shares of Common Stock then issuable upon conversion of the then outstanding shares of Convertible Preferred Stock. If the parties are unable to agree on a Fair Market Value, then Fair Market Value shall be determined by an appraisal prepared by a qualified appraiser acceptable to the Corporation and the holders of more than the Appropriate Percentage of the shares of Common Stock then issuable upon conversion of the then outstanding shares of Convertible Preferred Stock. If the parties are unable to agree on the identity of an appraiser within thirty (30) days after the Corporation’s receipt of the Convertible Stock Redemption Notice, then (i) the Corporation and (ii) the holders of more than the Appropriate Percentage of the shares of Common Stock then issuable upon conversion of the then outstanding shares of Convertible Preferred Stock, shall each select an appraiser, and the two appraisers so selected shall choose a third appraiser who shall conduct the appraisal and whose determination shall be binding and final. The costs of any such appraisals pursuant to this Subsection 6.1 shall be borne by the Corporation.

6.2. Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than ten (10) days prior to each redemption date applicable to the Series X Preferred Stock and not less than forty (40) days prior to each Convertible Stock Redemption Date. Each Redemption Notice shall state:

(a) the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b) the Redemption Date and the Redemption Price;

(c) for Convertible Preferred Stock, the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

6.3. Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless any holder of Convertible Preferred Stock has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

6.4. Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Convertible Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series X Preferred Stock set forth herein may be waived on behalf of all holders of Series X Preferred Stock by the affirmative written consent or vote of the holders of at least sixty percent (60%) of the shares of Series X Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms of the Convertible Preferred Stock set forth herein may (in addition and subject to any other vote or consent required by law or this Certificate of Incorporation) be waived on behalf of all holders of Convertible Preferred Stock by the affirmative written consent or vote of the holders of more than the Appropriate Percentage of the shares of Common Stock then issuable upon conversion of the then outstanding shares of Convertible Preferred Stock. It is understood that the reference in the preceding sentence to “any other vote or consent required by law or this Certificate of Incorporation” would have the effect, for instance, that the waiver or amendment of a provision of this Certificate of Incorporation that by its terms operates by using a percentage of the applicable shares of Common Stock then so issuable that is higher than the Applicable Percentage would require such higher percentage of such applicable shares to be adopted.

9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by this Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The following indemnification provisions shall apply to the persons enumerated below:

Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

Prepayment of Expenses of Directors and Officers. The Corporation shall advance payment for the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth, applicable law or otherwise.

Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under this Article Tenth, applicable law or otherwise.

Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents under the provisions of this Section 4 of this Article Tenth shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

Advancement of Expenses of Employees and Agents. The Corporation may advance payment for the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or directors who are not Indemnified Persons in the Proceeding or otherwise.

Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance payments to any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced or the Corporation shall be reimbursed, as the case may be, by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize the Corporation to purchase and maintain insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification, nor may any such repeal or modification increase the, or create any, liability of any of the same with respect to any act or omission occurring prior to, or commensurate with, such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

*     *     *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4, That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Signature page follows]

IN WITNESS WHEREOF, this Eighth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 10th day of May, 2013.

By:	/s/ Joseph Gardner
Joseph Gardner
President and Chief Executive Officer

[Signature Page to Eighth Amended and Restated

Certificate of Incorporation]